Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2021 Third Quarter,

Nine Months Ended June 30, 2021 Financial Results

Stroudsburg, PA. – July 28, 2021 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal third quarter and nine months ended June 30, 2021.

Net income was $4.0 million, or $0.41 per diluted share, for the three months ended June 30, 2021, up 6.6% compared with $3.8 million, or $0.37 per diluted share, for the three months ended June 30, 2020. Net income increased 18.0% to $12.5 million, or $1.25 per diluted share, for the nine months ended June 30, 2021, compared with $10.6 million, or $1.03 per diluted share, for the nine months ended June 30, 2020.

Gary S. Olson, President and CEO, commented: “The Company’s financial performance in the quarter and nine months reflected continued operating efficiency, improving asset quality, balance sheet management and margin improvement that supported year-over-year earnings growth. Strong financial performance was reflected in measures of shareholder value, including increased stockholders’ equity, higher retained earnings and significant growth in tangible book value since the beginning of fiscal 2021.”

“We continued our focus on improving net income by carefully managing expenses and maintaining credit quality. Lowering the Company’s liability costs, including reducing quarterly interest expense by 65.8% year-over-year, contributed to meaningful net interest margin and interest rate spread improvement in the third quarter and nine months of 2021 compared with a year earlier.

“We have been very encouraged by the continued strength and quality of the Company’s loan portfolio, which supported a lower loan loss provision in the third quarter of 2021 compared with the third quarter of 2020. Based on current asset quality trends, we will continue to assess the adequacy of the allowance for loan losses.”

“Commercial real estate (CRE) activity has been a positive as we’ve added new customer relationships and have grown the CRE portfolio. Construction lending continued to reflect homebuilding activity. We continue to look for opportunities to reduce our retained residential mortgage portfolio. Residential mortgage originations, which have been a strong driver of noninterest income through gains on the sale of originated loans to the secondary market, have enabled us to participate in the residential housing market without retaining long-term, lower-interest loans.”

“Commercial loans declined, reflecting continued paydowns of lines of credit as customers used cash reserves for operations. The commercial loan portfolio also reflected ongoing forgiveness of Paycheck Protection Program (PPP) loans, which added to the decline in commercial loan totals. ”

“We are encouraged by the progress made throughout our served communities to emerge from the pandemic. In light of the economic uncertainties and potential health risks still present, the Company continues to monitor and manage risks associated with the pandemic. We plan to continue to operate in a safe environment which includes allowing staff to work on site and remotely while maintaining the same standards of quality our customers expect.”

FISCAL THIRD QUARTER, NINE MONTHS 2021 HIGHLIGHTS

•

Net interest income after provision for loan losses increased to $12.6 million in the quarter ended June 30, 2021, compared with $10.9 million a year earlier, primarily reflecting stable interest income from loans, the positive impact of sharply reduced interest expense and a lower provision for loan losses. For the nine months ended June 30, 2021, net interest income after provision for loan losses rose to $36.7 million from $33.6 million in the comparable period of 2020.

•

Quarterly interest expense declined to $1.3 million from $3.7 million a year earlier, reflecting repriced deposits in a low interest rate environment, reduced higher-cost borrowings, and balance sheet management. The Company’s cost of funds declined to 0.36% in the fiscal third quarter of 2021 from 0.94% a year earlier. For the nine months ended June 30, 2021, interest expense declined to $4.9 million from $13.0 million in the comparable period of 2020.

•

The net interest margin improved to 2.91% in the third quarter of 2021 compared with 2.58% a year earlier, and the net interest rate spread increased to 2.83% compared with 2.42% a year earlier. For the nine months of 2021, the net interest margin was 2.89% compared with 2.69% for the comparable period of fiscal 2020, and the net interest rate spread increased to 2.79% compared with 2.49% for the nine months of fiscal 2020.

•

Noninterest income was $2.3 million in the third quarter of 2021 compared with $2.9 million a year earlier, primarily reflecting decreases in the sale of residential mortgages to the secondary market and commercial loan swap fees. Mortgage originations remained strong but slowed compared with the exceptional activity a year earlier. For the nine months of 2021, noninterest income was $8.9 million compared with $8.0 million in the third quarter of 2020.

•

Total net loans at June 30, 2021 were $1.37 billion compared with $1.42 billion at September 30, 2020, primarily reflecting commercial real estate growth offset by sales of $52.6 million of residential mortgage loans earlier in the fiscal year, $32.6 million in forgiveness of PPP loans and $21.0 million of continuing roll-off of indirect auto loans being phased out.

•	Lending activity was highlighted by year-to-date growth of 13.5% in commercial real estate loans to $578.5 million at June 30, 2021 from $509.6 million at September 30, 2020.

•

Total deposits increased to $1.59 billion at June 30, 2021 from $1.54 billion at September 30, 2020, reflecting a reduction in time deposits and growth in lower-cost core deposits (demand accounts, savings and money market), which comprised 84.8% of total deposits at June 30, 2021. The increase reflected increased commercial customer deposits, including PPP and stimulus funds not deployed, and retail demand deposits.

•	The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.42% at June 30, 2021, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $199.3 million at June 30, 2021 compared with $191.4 million at September 30, 2020 and tangible book value per share at June 30, 2021 increased to $17.49, compared with $16.26 at September 30, 2020. As it has consistently done for several years, the Company paid a quarterly cash dividend to shareholders.

Fiscal Third Quarter, Nine Months 2021 Income Statement Review

Total interest income was $14.4 million for the three months ended June 30, 2021 compared with $15.9 million for the three months ended June 30, 2020 reflecting a decline in interest rates and a decrease in the total yield on average interest earning assets from 3.36% for the quarter ended June 30, 2020 to 3.19% for the quarter ended June 30, 2021. A decline of $82.5 million in average interest earning assets also contributed to the decline in interest income. Interest income attributable to forgiven PPP loans amounted to $460,000 for the 2021 quarter compared to $190,000 for the 2020 quarter.

Total interest income was $44.0 million for the nine months ended June 30, 2021 compared with $48.7 million for the nine months ended June 30, 2020 reflecting a decline in interest rates and a decrease in the total yield on average interest earning assets from 3.67% for the nine months ended June 30, 2020 to 3.25% for the nine months ended June 30, 2021. An increase of $32.6 million in average interest earning assets helped to partially offset the decline in interest income. Interest income attributable to forgiven PPP loans amounted to $1.8 million for the 2021 period compared to $190,000 for the 2020 period.

Interest expense was $1.3 million for the quarter ended June 30, 2021 compared to $3.7 million for the same period in 2020. The cost of interest bearing liabilities declined to 0.36% in the third quarter of 2021 from 0.94% a year earlier, reflecting lower interest rates, repricing of deposits, reduction of higher-cost borrowings and strong balance sheet management. Average interest bearing liabilities declined by $155.8 million for the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020. For the nine months of 2021, interest expense declined to $4.9 million compared to $13.0 million for the same period in 2020. The cost of interest bearing liabilities declined to 0.46% from 1.18% for the nine months of 2020. Average interest bearing liabilities declined by $43.8 million when comparing the year-to-date 2021 period to the same period in 2020.

Net interest income for the three months ended June 30, 2021 was $13.2 million compared with $12.2 million for the three months ended June 30, 2020. The net interest margin for three months ended June 30, 2021 was 2.91% compared with 2.58% for the comparable period of fiscal 2020. The net interest rate spread was 2.83% for the three months ended June 30, 2021, compared with 2.42% for the same three months of fiscal 2020.

For the nine months of 2021, net interest income was $39.1 million compared with $35.8 million for the nine months of 2020. The net interest margin for the nine months of 2021 was 2.89% compared with 2.69% for the comparable period of fiscal 2020. The interest rate spread was 2.79% for the nine months of 2021 compared with 2.49% for the nine months of fiscal 2020.

Net interest income after provision for loan losses in the three months of fiscal 2021 reflected a lower provision for loan losses, primarily due to prudent reserving practices in light of economic conditions and uncertainties. The Company’s provision for loan losses was $600,000 for the three months ended June 30, 2021, compared with $1.3 million for the three months ended June 30, 2020. The Company’s provision for loan losses was $2.4 million for the nine months ended June 30, 2021, compared with $2.2 million for the nine months ended June 30, 2020.

Noninterest income decreased 20.5% to $2.3 million for the three months ended June 30, 2021, compared with $2.9 million for the three months ended June 30, 2020, primarily reflecting decreases in the gain on sale of residential mortgages to the secondary market and commercial loan swap fees which were partially offset by increases in fee income from deposits, loans and trust and investments.

Noninterest income increased 11.6% to $8.9 million for the nine months ended June 30, 2021, compared with $8.0 million for the nine months ended June 30, 2020. Noninterest income in the nine months ended June 30, 2021 included increases of $946,000 in gains on sales of residential mortgages, primarily lower-interest yielding 30-year fixed rate loans, $142,000 in deposit related fees and $382,000 in loan related fees compared to the same period in 2020. Partially offsetting these increases loan swap fees were $622,000 in the nine months ended June 30, 2021, compared to $1.2 million in the nine months ended June 30, 2020.

Noninterest expense was $10.0 million for the three months ended June 30, 2021 compared with $9.1 million for the comparable period a year earlier, primarily reflecting increases in compensation and employee benefits expenses and other operating expenses. Gain on foreclosed real estate in the fiscal third quarter of 2021 also included a credit of $534,000 to other expense, reflecting a deferred income credit related to a prior sale of a foreclosed real estate property. Noninterest expense was $30.6 million for the nine months ended June 30, 2021 compared with $28.7 million for the comparable period a year earlier primarily reflecting increases in compensation and employee benefits expenses and other operating expenses. Gain on foreclosed real estate also increased $700,000. In both periods of 2021, increased compensation and employee benefits included performance-based commissions paid to residential mortgage team members, reflecting strong mortgage origination activity.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets decreased $71.3 million to $1.82 billion at June 30, 2021, from $1.89 billion at September 30, 2020, primarily due to decreases in investment securities available for sale and loans receivable offset in part by increases cash and cash equivalents. The Company built the majority of its cash position in the fiscal second quarter of 2020 and has maintained that position through the third quarter of fiscal 2021 as managed declines in borrowed funds were more than offset by increases in deposits. At June 30, 2021, cash and cash equivalents were $185.4 million.

Total net loans were $1.37 billion at June 30, 2021 compared with $1.42 billion at September 30, 2020. Residential real estate loans were $584.4 million at June 30, 2021 compared to $610.4 million at September 30, 2020. The Company sold $52.6 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the nine months ended June 30, 2021, recording gains on the sale of these loans in noninterest income. Indirect auto loans declined by $21.0 million during the third quarter of fiscal 2021, reflecting expected runoff of the portfolio as the Company exits the indirect auto lending business.

Commercial real estate loans were $578.5 million at June 30, 2021 compared with $509.6 million at September 30, 2020, with growth reflecting new loans, primarily in the Philadelphia market. Commercial loans were $95.2 million, compared with $139.6 million at September 30, 2020, primarily reflecting the net decrease of $32.6 million in PPP loans during fiscal 2021. Construction loans increased to $12.2 million at June 30, 2021 from $11.9 million at September 30, 2020.

Loans remaining in forbearance at June 30, 2021 included $29.8 million in commercial real estate, $481,000 in commercial and $1.1 million in mortgage. In total, these loans represent 2.3% of our total outstanding loans at June 30, 2021 compared to 4.5% at September 30, 2020 and 12.4% at June 30, 2020.

Total deposits were $1.59 billion at June 30, 2021 up 3.0% compared with $1.54 billion at September 30, 2020. Core deposits (demand accounts, savings and money market) were $1.35 billion, or 84.8% of total deposits, at June 30, 2021. Noninterest bearing demand accounts were $277.8 million, up 14.5% from September 30, 2020, interest bearing demand accounts rose 72.2% to $473.1 million from September 30, 2020 levels, and money market accounts were $410.3 million, up $8.4 million or 2.1% from September 30, 2020. Total borrowings decreased to zero at June 30, 2021 from $125.9 million at September 30, 2020 as the Company shifted its wholesale funding to lower costing brokered deposits.

Nonperforming assets were $21.9 million, or 1.20% of total assets, at June 30, 2021, compared with $25.1 million, or 1.27% of total assets at March 31, 2021, $20.6 million, or 1.09% of total assets, at September 30, 2020 and $20.5 million, or 1.02% of total assets at June 30, 2020. Nonperforming assets include two nonperforming commercial real estate loans totaling $8.9 million and one commercial loan relationship totaling $5.6 million. The commercial real estate loans are well collateralized and carry personal guarantees.

For the three months ended June 30, 2021, the Company’s return on average assets and return on average equity were 0.85% and 8.07%, compared with 0.76% and 7.76%, respectively, in the comparable period of fiscal 2020.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.42% at June 30, 2021, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $7.9 million to $199.3 million at June 30, 2021, from $191.4 million at September 30, 2020, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders and an increase in treasury stock. Tangible book value per share at June 30, 2021 was $17.49 compared to $16.26 at September 30, 2020 and $16.33 at June 30, 2020.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2021	September 30, 2020
	(dollars in thousands)
ASSETS
Cash and due from banks	$170,623	$101,447
Interest-bearing deposits with other institutions	14,777	54,470

Total cash and cash equivalents	185,400	155,917
Investment securities available for sale, at fair value	148,170	212,484
Investment securities held to maturity, at amortized cost	17,982	—
Loans receivable (net of allowance for loan losses of $17,693 and $15,400)	1,368,616	1,417,974
Loans, held for sale	1,581	208
Regulatory stock, at cost	4,140	7,344
Premises and equipment, net	13,996	14,230
Bank-owned life insurance	37,286	40,546
Foreclosed real estate	373	269
Intangible assets, net	587	791
Goodwill	13,801	13,801
Deferred income taxes	3,873	5,993
Other assets	26,404	23,958

TOTAL ASSETS	$1,822,209	$1,893,515

LIABILITIES
Deposits	$1,590,072	$1,543,696
Short-term borrowings	—	111,713
Other borrowings	—	14,164
Advances by borrowers for taxes and insurance	14,902	7,858
Other liabilities	17,983	24,687

TOTAL LIABILITIES	1,622,957	1,702,118

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,500	181,487
Unallocated common stock held by the
Employee Stock Ownership Plan (“ESOP”)	(7,019)	(7,350)
Retained earnings	121,603	112,612
Treasury stock, at cost	(96,376)	(91,477)
Accumulated other comprehensive loss	(637)	(4,056)

TOTAL STOCKHOLDERS’ EQUITY	199,252	191,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,822,209	$1,893,515

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,378	$13,763	$40,808	$41,958
Investment securities:
Taxable	894	1,768	2,773	5,670
Exempt from federal income tax	40	45	121	141
Other investment income	91	277	276	941

Total interest income	14,403	15,853	43,978	48,710

INTEREST EXPENSE
Deposits	1,251	2,211	4,612	8,772
Short-term borrowings	—	588	209	1,582
Other borrowings	—	854	62	2,598

Total interest expense	1,251	3,653	4,883	12,952

NET INTEREST INCOME	13,152	12,200	39,095	35,758
Provision for loan losses	600	1,300	2,400	2,175

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	12,552	10,900	36,695	33,583

NONINTEREST INCOME
Service fees on deposit accounts	781	558	2,305	2,163
Services charges and fees on loans	450	325	1,367	985
Loan swap fees	1	627	622	1,200
Unrealized gains (losses) on equity securities	4	2	15	(3)
Trust and investment fees	398	298	1,074	1,045
Gain on sale of investments, net	42	—	459	381
Gain on sale of loans, net	250	647	1,737	791
Earnings on bank-owned life insurance	191	233	725	709
Insurance commissions	158	195	492	641
Other	18	(2)	147	102

Total noninterest income	2,293	2,883	8,943	8,014

NONINTEREST EXPENSE
Compensation and employee benefits	6,315	5,714	19,083	18,029
Occupancy and equipment	1,060	1,033	3,257	3,169
Professional fees	526	457	1,583	1,449
Data processing	1,169	1,113	3,390	3,215
Advertising	218	114	471	348
Federal Deposit Insurance Corporation (“FDIC”) premiums	280	154	834	492
(Gain) loss on foreclosed real estate	(534)	(5)	(639)	61
Amortization of intangible assets	69	68	204	208
Other	915	482	2,448	1,746

Total noninterest expense	10,018	9,130	30,631	28,717

Income before income taxes	4,827	4,653	15,007	12,880
Income taxes	801	876	2,506	2,286

NET INCOME	$4,026	$3,777	$12,501	$10,594

Earnings per share:
Basic	$0.41	$0.37	$1.25	$1.02
Diluted	$0.41	$0.37	$1.25	$1.03
Dividends per share	$0.12	$0.11	$0.35	$0.33

	For the Three months Ended June 30,		For the Nine Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,907,294	$2,006,382	$1,903,806	$1,873,684
Total interest-earning assets	1,814,203	1,896,702	1,802,703	1,770,061
Total interest-bearing liabilities	1,398,762	1,554,526	1,413,908	1,457,723
Total stockholders’ equity	200,092	195,731	197,403	193,708
PER COMMON SHARE DATA:
Average shares outstanding—basic	9,905,725	10,260,495	10,006,041	10,406,358
Average shares outstanding—diluted	9,907,788	10,260,729	10,008,729	10,406,614
Book value shares	10,570,536	10,960,357	10,570,536	10,960,357
Net interest rate spread:	2.83%	2.42%	2.79%	2.49%
Net interest margin:	2.91%	2.58%	2.89%	2.69%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531